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                                                            Exhibit 5.1
                    [Baker & Hostetler Letterhead]



                                                October 4, 1996


Sentex Sensing Technology, Inc.
553 Broad Avenue
Ridgefield, NJ  07657

                  RE:   ISSUANCE OF COMMON SHARES AND CLASS A CONVERTIBLE NOTES
                        -------------------------------------------------------
Gentlemen:

              As counsel for Sentex Sensing Technology, Inc., a New Jersey corporation (the "Issuer"), we are familiar with the Issuer's Registration Statement on Form S-4 (the "Registration Statement"), filed with the Securities & Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on September 27, 1996, and relating to the merger (the "Merger") of Sentex Merger Corp., a Delaware corporation and wholly owned subsidiary of Sentex, with and into Monitek Technologies, Inc., a Delaware corporation ("Monitek"). Pursuant to the Registration Statement, the Issuer is proposing to issue: (i) Class A Convertible Notes in the aggregate principal amount of $485,456 (the "Class A Convertible Notes") in exchange for all outstanding shares of Class A Common Stock, $0.01 par value, of Monitek; (ii) 11,659,681 common shares, $0.01 par value, of Sentex (the "Sentex Common Shares") in exchange for all outstanding shares of Common Stock, $0.01 par value, of Monitek; (iii) up to 8,640,320 Sentex Common Shares issuable upon conversion of the Class A Convertible Notes, (iv) up to 7,031,648 Sentex Common Shares issuable upon conversion of a privately placed note payable to Clarion Capital Corporation, a Delaware corporation, to be issued in connection with the Merger (the "Clarion Note"); and (v) an indeterminable number of Sentex Common Shares, currently estimated to be approximately 3,015,456 Sentex Common Shares, that are payable as interest on the Class A Notes and the Clarion Note.

              In connection with the foregoing, we have examined such records of the Issuer and such other documents as we deem necessary to render this opinion.

              Based on such examination, we are of the opinion that:

              1. When the Registration Statement has become effective under the Act and the Sentex Common Shares have been duly issued as contemplated by the Registration Statement and in accordance with the terms of (i) the Merger, (ii) the conversion of the Class A Convertible Notes, (iii) the conversion of the Clarion Note and (iv) the interest payment obligations under the Class A Convertible Notes and the Clarion Note, the Sentex Common Shares will be duly authorized, validly issued, fully paid and non-assessable and free of statutory preemptive rights.

              2. The Class A Convertible Notes, when issued pursuant to the Merger, in the form incorporated by reference as Exhibit A to Annex A to the Registration Statement, will be the legal, valid, and binding obligation of the Issuer.



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Sentex Sensing Technology, Inc.
October 4, 1996
Page 2

              The foregoing opinions are limited in all respects to the substantive laws of the state of New Jersey and we express no opinion as to the laws of any other state or jurisdiction. We have assumed with your permission that the number of Sentex Common Shares to be issued as payment of interest will not exceed 10,000,000.

              We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the reference to us under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus that is a part of the Registration Statement.


                                                     Sincerely,

                                                     /s/ Baker & Hostetler

                                                     Baker & Hostetler